UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2016

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-14379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 6, 2016, Rheinsee 530. V V GmbH (“Acquisition Sub”), a company organized under the laws of Germany and wholly owned subsidiary of Convergys Corporation (the “Company”), entered into a Share and Partnership Interest Purchase Agreement (the “Purchase Agreement”) with (x) buw Holding GmbH, a company organized under the laws of Germany (“buw Holding”), and (y) Jens Bormann and Karsten Wulf (the “Individual Sellers” and, together with buw Holding, the “Sellers”), pursuant to which Acquisition Sub will acquire (the “Acquisition”) from the Sellers (i) 100% of the limited partnership interest in buw Management Holding GmbH & Co. KG, a limited partnership organized under the laws of Germany (“buw”), and (ii) 100% of the share capital in buw Verwaltungs GmbH, a company organized under the laws of Austria and the general partner of buw. As a result, at the closing of the Acquisition, buw will become a wholly owned subsidiary of the Company.

The aggregate purchase price for the Acquisition is based on a total enterprise value for buw of €123,000,000, minus net financial debt (as calculated in accordance with Purchase Agreement) and plus or minus a minimum working capital adjustment, as preliminarily determined at the closing of the Acquisition. The aggregate purchase price will be subject to an adjustment following the closing based on buw’s actual cash, net financial debt and working capital at the closing.

The Acquisition is subject to customary closing conditions, including, among other things, the receipt of any required approvals by antitrust or regulatory authorities and the waiver of contractual termination rights by certain buw customers in connection with the Acquisition. The closing of the Acquisition will not take place before August 1, 2016, and is expected to take place one business day following satisfaction of the closing conditions. The Purchase Agreement will terminate if the Acquisition is not consummated by October 15, 2016.

The parties have agreed to customary representations, warranties and covenants in the Purchase Agreement, including, among other things, a covenant for buw to operate its business in the ordinary course until closing. Acquisition Sub and Sellers have each agreed to use reasonable best efforts to obtain all antitrust approvals, provided that neither party is required to agree to (i) sell, hold, divest, discontinue or limit any assets, businesses or interests of Convergys or buw, (ii) any conditions to, or changes or restrictions in, the operations of any such assets, businesses or interests that could reasonably be expected to result in a material adverse effect or materially and adversely impact the benefits to Convergys of the Acquisition, or (iii) any material modification or waiver of the terms and conditions of the Purchase Agreement.

The Sellers have agreed to provide Acquisition Sub with a limited post-closing indemnity for certain matters, including breaches of certain representations and warranties in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The Purchase Agreement contains representations and warranties that were made by the parties thereto for purposes of the Purchase Agreement. These representations and warranties were made as of specific dates, are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Purchase Agreement, may be subject to contractual standards of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The Purchase Agreement is not intended to be and should not be relied upon as a source of factual, business or operational information about the Company or buw beyond information regarding the legal relationships between the parties to the Purchase Agreement with respect to the Acquisition.

Item 8.01.	Other Events.

On July 6, 2016, the Company issued a press release announcing the entrance into the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

2.1	Share and Partnership Interest Purchase Agreement, dated July 6, 2016, by and between Rheinsee 530. V V GmbH, buw Holding GmbH, Jens Bormann and Karsten Wulf.*

99.1	Press release issued by Convergys Corporation on July 6, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius
General Counsel and
Chief Administrative Officer

Date: July 6, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share and Partnership Interest Purchase Agreement, dated July 6, 2016, by and between Rheinsee 530. V V GmbH, buw Holding GmbH, Jens Bormann and Karsten Wulf.*

99.1	Press release issued by Convergys Corporation on July 6, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

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